BC No. 1009283

EXTRACT FROM THE WRITTEN RESOLUTIONS OF THE BOARD OF DIRECTORS
OF
HOLLYSYS AUTOMATION TECHNOLOGIES LTD.
DATED THE 27TH DAY OF AUGUST 2010

AMENDMENT TO THE COMPANY'S MEMORANDUM OF AND ARTICLES ASSOCIATION

1.10 The Company's Memorandum and Articles of Association be amended as follows:

(a) Article 41 shall be deleted in its entirety and replaced with the following:

"The first director or directors shall be appointed by the registered agent of the Company. Thereafter, the directors shall be appointed by the members or directors for such terms as the members or directors may determine and may be removed by resolution of directors with or without cause or removed by the members only for cause by resolution of members."

1.11 The Company increase the maximum number of shares it is authorised to issue from:

(a) 101,000,000 shares divided into:

(i) 100,000,000 ordinary shares of US$0.001 par value each (the "**Ordinary Shares**"); and

(ii) 1,000,000 preferred shares of US$0.001 par value each (the "**Class A Preferred Shares**");

to:

(b) 190,000,000 shares divided into:

(i) 100,000,000 ordinary shares of US$0.001 par value each (the "**Ordinary Shares**"); and

(ii) 90,000,000 preferred shares of US$0.001 par value each (the "**Class A Preferred Shares**")

1.12 The Company's registered agent, Maples Corporate Services (BVI) Limited, is authorized and directed to file with the Registrar of Corporate Affairs in the British Virgin Islands (the "**Registrar**") notice of increase in the number of shares the Company can issue and an extract of these resolutions evidencing the amendments to the Company's Articles of Associations.

Certified as a true extract this 8th day of September 2010

For and on behalf of
Maples Corporate Services (BVI) Limited
Registered Agent

REGISTRAR OF CORPORATE AFFAIRS
BVI FINANCIAL SERVICES COMMISSION
REGISTERED